Exhibit 4.1

COMMON STOCK WARRANT

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED, QUALIFIED, APPROVED OR DISAPPROVED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS AND NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER FEDERAL OR STATE REGULATORY AUTHORITY HAS PASSED ON OR ENDORSED THE MERITS OF THESE SECURITIES.

WARRANT NO. 74

WARRANT CERTIFICATE

TO PURCHASE SHARES OF COMMON STOCK,

PAR VALUE $0.0001 PER SHARE

OF

ELECTRIC CITY CORP.

     THIS IS TO CERTIFY THAT UMBTRU for benefit of SECURITY EQUITY FUND, MID CAP VALUE SERIES, a Kansas corporation, or its registered assigns is the owner of 442,750 warrants (the “Warrants”), each of which entitles the registered Holder thereof to purchase from Electric City Corp., a Delaware corporation (the “Company”), one fully paid, duly authorized and nonassessable share of Common Stock, par value $0.0001 per share (the “Common Stock”), of the Company at any time or from time to time on or before 5:00 p.m., New York City time, on the Warrant Expiration Date, at an exercise price of $2.42 per share, subject to adjustment from time to time as set forth herein (the “Exercise Price”), all on the terms and subject to the conditions hereinafter set forth.

     The number of shares of Common Stock issuable upon exercise of each Warrant shall be determined for each Warrant by dividing $2.42 by the Exercise Price in effect at the time of such exercise, and is initially one (1) share of Common Stock. Capitalized terms used herein but not otherwise defined shall have the meanings given them in Section 15 hereof or, if not therein defined, in the Securities Purchase Agreement (as defined herein).

     Section 1.     Exercise Of Warrants. Subject to the last paragraph of this Section 1, the Warrants evidenced hereby may be exercised, in whole or in part, by the registered Holder hereof at any time or from time to time on or before 5:00 p.m., New York City time, on the Warrant Expiration Date, upon delivery to the Company at the principal executive office of the Company in the United States of America, of (a) this Warrant Certificate, (b) a written notice, in the form of the exercise notice attached hereto (the “Exercise Notice”), stating that such Holder elects to exercise the Warrants evidenced hereby in accordance with the provisions of this Section 1 and specifying the number of Warrants being exercised and (i) the name or names in which, and the address to which, such Holder wishes the certificate or certificates for shares of Common Stock to be issued or (ii) if the transfer agent (the “Transfer Agent”) for the Common Stock participates in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, Holder’s DTC account information so that such account may be credited with the shares of Common Stock to be issued through DTC’s Deposit Withdrawal Agent Commision (“DWAC”) system and (c) payment of the Exercise Price for the shares of Common Stock issuable upon exercise of such Warrants, which shall be payable by any one or any combination of the following:

(i)	wire transfer of immediately available funds, or

(ii)	certified or official bank check payable to the order of the Company.

The documentation and consideration, if any, delivered in accordance with clauses (a), (b) and (c) of this paragraph above are collectively referred to herein as the “Warrant Exercise Documentation.”

     As promptly as practicable, and in any event within two (2) Business Days after receipt of the Warrant Exercise Documentation, the Company shall, as elected by Holder, (i) deliver or cause to be delivered to the address specified in the Exercise Notice certificates representing the number of validly issued, fully paid and nonassessable shares of Common Stock issuable in connection with such exercise or (ii) provided that the Transfer Agent for the Common Stock participates in DTC’s Fast Automated Securities Transfer Program credit the number of validly issued, fully paid and nonassessable shares of Common Stock issuable in connection with such exercise to the Holder’s DTC account through the DWAC system, and if less than the full number of Warrants evidenced hereby are being exercised, a new Warrant Certificate of like tenor for the number of Warrants evidenced by this Warrant Certificate, less the number of Warrants then being exercised or surrendered; provided, however, that no new Warrant Certificate need be delivered if the Warrant Expiration Date has occurred. Such exercise shall be deemed to have been made at the close of business on the date of delivery of the Warrant Exercise Documentation so that the Person entitled to receive shares of Common Stock upon such exercise shall be treated for all purposes as having become the record holder of such shares of Common Stock at such time.

     The Company shall pay all expenses in connection with, and all taxes and other governmental charges (other than income taxes of the Holder) that may be imposed in respect of the issue or delivery of any shares of Common Stock issuable upon the exercise of the Warrants evidenced hereby. The Company shall not be required, however, to pay any tax or other charge imposed in connection with any transfer involved in the issue of any certificate for shares of Common Stock in any name other than that of the registered Holder of the Warrants evidenced hereby.

     In connection with the exercise of any Warrants evidenced hereby, no fractions of shares of Common Stock shall be issued. If, due to adjustments, a Holder is entitled to fractions of shares, the Company shall round such Holder’s shares up or down to the nearest whole share.

     Section 2.     Adjustments. The Exercise Price shall be subject to adjustment from time to time as provided in this Section 2.

     (a)      If after March 19, 2004 (the “Issue Date”), the Company shall issue or sell any shares of its Common Stock (except upon exercise of the Warrants and shares issued as a result of adjustments made under the terms of the Warrants), for a price per share less than (including, without limitation those circumstances described in paragraphs (i) through (vii) below), the lower of the Market Price and the Exercise Price in effect on the date immediately prior to the date of such issue or sale, then, except as otherwise set forth in paragraph (vi) below, immediately upon such issue or sale, the Exercise Price then in effect shall be reduced to such lower price per share.

     (i)     Issuance of Rights or Options. In case at any time after the Issue Date the Company shall in any manner grant (whether directly or by assumption in a merger or otherwise), any rights to subscribe for or to purchase, or any options or warrants for the purchase of, Common Stock or any stock, notes or securities convertible into or exchangeable for Common Stock (such convertible or exchangeable stock, notes or securities being herein called “Convertible Securities”), whether or not such rights, options or warrants or the right to convert or exchange any such Convertible Securities are immediately exercisable, such grant shall be deemed a sale by the Company of its Common Stock and the price per share for such deemed sale of Common Stock shall be determined by dividing (A) the total amount, if any, in cash or in property received or receivable by the Company as consideration for the granting of such rights, options or warrants, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of such rights, options or warrants, plus, in the case of such rights, options or warrants that relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issue or sale of such Convertible Securities and upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the exercise of such rights, options or warrants or upon the conversion or exchange of all such Convertible Securities issuable upon the exercise of such rights, options or warrants. Except as provided in Section 2(a)(iii), no further adjustment of the Exercise Price shall be made upon the actual issue of such Common Stock or of such Convertible Securities upon exercise of such rights, options or warrants or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities.

     (ii)     Issuance of Convertible Securities. In case at any time after the Issue Date the Company shall in any manner issue (whether directly or by assumption in a merger or otherwise) or sell any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, such issuance or sale of Convertible Securities shall be deemed a sale by the Company of its Common Stock and the price per share for such Common Stock shall be determined by dividing (A) the total amount received or receivable in cash or in property by the Company as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities; provided, however, that (I) except as otherwise provided in Section 2(a)(iii), no further adjustment of the Exercise Price shall be made upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities, and (II) if any such issue or sale of such Convertible Securities is made upon exercise of any rights to subscribe for or to purchase or any option to purchase any such Convertible Securities for which adjustments of the Exercise Price have been or are to be made pursuant to other provisions of this Section 2(a), no further adjustment of the Exercise Price shall be made by reason of such issue or sale.

     (iii)     Change in Option Price or Exercise Price. If the purchase price provided for in any right or option referred to in Section 2(a)(i), the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section 2(a)(i) or 2(a)(ii), or the rate at which any Convertible Securities referred to in Section 2(a)(i) or 2(a)(ii) are convertible into or exchangeable for Common Stock shall change (other than under or by reason of provisions designed to protect against dilution), the Exercise Price then in effect hereunder shall forthwith be readjusted (increased or decreased, as the case may be) to the Exercise Price that would have been in effect at such time had such rights, options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. No readjustment pursuant to the preceding sentence shall have the effect of increasing the Exercise Price by an amount in excess of the amount of the adjustment thereof originally made in respect of the issue, sale, grant or assumption of rights, options or Convertible Securities. On the expiration of any such option or right referred to in Section 2(a)(i) or the termination of any such right to convert or exchange any such Convertible Securities referred to in Section 2(a)(i) or 2(a)(ii), the Exercise Price then in effect hereunder shall forthwith be readjusted (increased or decreased, as the case may be) to the Exercise Price that would have been in effect at the time of such expiration or termination had such right, option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination, never been granted, issued or sold. If the purchase price provided for in any such right or option referred to in Section 2(a)(i) or the rate at which any Convertible Securities referred to in Section 2(a)(ii) are convertible into or exchangeable for Common Stock shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in case of the delivery of shares of Common Stock upon the exercise of any such right or option or upon conversion or exchange of any such Convertible Securities, the Exercise Price then in effect hereunder shall, if not already adjusted, forthwith be adjusted to such amount as would have obtained had such right, option or Convertible Securities never been issued as to such shares of Common Stock and had adjustments been made upon the issuance of the shares of Common Stock delivered as aforesaid, but only if as a result of such adjustment the Exercise Price then in effect hereunder is thereby reduced.

     (iv)     Consideration for Stock. Anything herein to the contrary notwithstanding, in case at any time any shares of Common Stock or Convertible Securities or any rights, options or warrants to purchase any such Common Stock or Convertible Securities shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Company therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith.

     In case at any time any shares of Common Stock or Convertible Securities or any rights or options to purchase any such shares of Common Stock or Convertible Securities shall be issued or sold for a consideration other than cash, in whole or in part, the amount of the consideration other than cash received by the Company shall be deemed to be the fair value of such consideration as determined reasonably and in good faith by the Board of Directors of the Company, without deduction of any expenses incurred or any underwriting commissions or concessions paid or allowed by the Company in connection therewith. In case at any time any shares of Common Stock or Convertible Securities or any rights or options to purchase such shares of Common Stock or Convertible Securities shall be issued in connection with any merger or consolidation in which the Company is the surviving company, the amount of consideration received therefor shall be deemed to be the fair value as determined reasonably and in good faith by the Board of Directors of the Company of such portion of the assets and business of the nonsurviving corporation as the Board may determine to be attributable to such shares of Common Stock, Convertible Securities, rights or options, as the case may be. In case at any time any rights or options to purchase any shares of Common Stock or Convertible Securities shall be issued in connection with the issue and sale of other securities of the Company, together comprising one integral transaction in which no consideration is allocated to such rights or options by the parties thereto, such rights or options shall be deemed to have been issued for an amount of consideration equal to the fair value thereof as determined reasonably and in good faith by the Board of Directors of the Company.

     (v)     Record Date. In case the Company shall take a record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase shares of Common Stock or Convertible Securities, then such record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold as a result of the granting of such right of subscription or purchase.

     (vi)     Adjustment to Determination of Exercise Price. When making the calculations and determinations described in this Section 2(a), there shall not be taken into account

(A)	the issuance of Common Stock upon the exercise of options or warrants outstanding on the Issue Date;

(B)	the issuance of Common Stock upon the conversion of (I) any shares of convertible preferred stock of the Company outstanding on the Issue Date, or (II) any shares of Series E Preferred Stock issued pursuant to consummation of the transactions contemplated by the Redemption and Exchange Agreement, or (III)

any shares of preferred stock issued after the Issue Date as dividends upon shares of the Company’s preferred stock, or (IV) shares of Series E Preferred Stock pursuant to exercise of the Series E Warrants;

(C)	the issuance of options to purchase Common Stock pursuant to the Company’s Stock Incentive Plan;

(D)	the issuance of Common Stock pursuant to exercise of options granted under the Company’s Stock Incentive Plan;

(E)	the issuance of options to purchase Common Stock under the Company’s directors’ stock plan;

(F)	the issuance of Common Stock pursuant to exercise of options granted under the Company’s directors’ stock plan;

(G)	the issuance of shares of preferred stock as dividends upon shares of the Company’s preferred stock;

(H)	the issuance of Series E Preferred Stock and Series E Warrants pursuant to consummation of the transactions contemplated by the Redemption and Exchange Agreement;

(I)	the issuance of Series E Preferred Stock pursuant to exercise of the Series E Warrants;

(J)	the issuance of options or warrants after the Issue Date; provided that (x) such options or warrants are granted as compensation to consultants, employees or other providers of services to the Company or its subsidiaries, or in connection with employment of new employees of the Company or its subsidiaries, and (y) the number of shares of Common Stock which are subject to such options and warrants granted in any year shall be not exceed 500,000 shares); or

(L)	the issuance of Common Stock pursuant to exercise of any warrant or option described in clause (J) preceding.

     (vii)     Good Faith. If any event occurs as to which in the reasonable opinion of the Board of Directors of the Company, in good faith, the other provisions of this Section 2 are not strictly applicable but the lack of any adjustment in the Exercise Price or the Number Issuable or both would not in the opinion of the Board of Directors of the Company fairly protect the exercise rights of the Holder, in accordance with the basic intent and principles of such provisions, then the Board of Directors of the Company shall appoint a firm of independent certified public accountants (which may be the regular auditors of the Company) of recognized national standing, which shall give their opinion upon the adjustment, if any, to the Exercise Price or Number Issuable or both, as the case may be, on a basis consistent with the basic intent and principles of this Section 2, necessary to preserve, without dilution, the exercise rights of all the registered Holders of the Warrants in accordance with this Warrant Certificate.

     (viii)     Notice of Change in Exercise Price. The Company promptly shall deliver to each registered Holder of Warrants at least five (5) Business Days prior to effecting any transaction that would result in an increase or decrease in the Exercise Price pursuant to this Section 2, a statement, signed by its independent certified public accountants, setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the increased or decreased Exercise Price then in effect following such adjustment.

     (b)      Subdivision; Combination of Stock or Stock Dividends. In case the Company shall at any time subdivide its outstanding shares of Common Stock into a greater number of shares, by split or otherwise, or issue additional shares of Common Stock as a dividend (except for any dividends described in Subsection 2(a)(vi)(G)), the Exercise Price in effect immediately prior to such subdivision shall be proportionately reduced and, conversely, in case the outstanding shares of Common Stock of the Company shall be combined into a smaller number of shares, by reverse stock split or otherwise, the Exercise Price in effect immediately prior to such combination shall be proportionately increased.

     (c)      Adjustment for Other Distributions. If the Company makes a distribution to all holders of its Common Stock of any of its assets (including but not limited to cash), debt securities, preferred stock, or any rights or warrants to purchase debt securities, preferred stock, assets or other securities of the Company, the Exercise Price shall be adjusted in accordance with the following formula:

E’	=	E	x	M - F
M

where:

E’	=	the adjusted Exercise Price.

E	=	the current Exercise Price.

M	=	the Market Price of one share of Common Stock on the record date mentioned below.

F	=	the fair market value (determined in good faith by the Board of Directors of the Company) on the record date of the assets, securities, rights or warrants applicable to one share of Common Stock.

     The adjustment shall be made successively whenever any such distribution is made and shall become effective immediately after the record date for the determination of stockholders entitled to receive the distribution. This Section 2(b) does not apply to any dividend or distribution that results in an adjustment to the Exercise Price pursuant to Section 2(a) above.

     (d)      Reorganization; Reclassification; Consolidation; Merger or Sale of Assets. In case of (i) any capital reorganization or reclassification or other change of outstanding shares of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), (ii) any consolidation or merger of the Company with or into another Person (other than a consolidation or merger in which the Company is the resulting or surviving Person and that does not result in any reclassification or change of outstanding Common Stock) or (iii) transfer or sale of all or substantially all of the Company’s Assets to another person (any of the foregoing, a “Transaction”), the Company, or such successor or purchasing Person, as the case may be, shall execute and deliver to the Holder of the Warrants evidenced hereby, at least five (5) Business Days prior to effecting any of the foregoing Transactions, a certificate that the Holder of each such Warrant then outstanding shall have the right thereafter to exercise such Warrant into the kind and highest amount of shares of stock or other securities (of the Company or another issuer) or property or cash receivable upon such Transaction by a holder of the number of shares of Common Stock into which such Warrant could have been exercised immediately prior to such Transaction. Such certificate shall provide for adjustments that shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 2 and shall contain other terms identical to the terms hereof. If, in the case of any such Transaction, the stock, other securities, cash or property receivable thereupon by a holder of Common Stock includes shares of stock or other securities of a Person other than the successor or purchasing Persons and other than the Company, who controls or is controlled by the successor or purchasing Person or who, in connection with such Transaction, issues stock, securities, other property or cash to holders of Common Stock, then such certificate also shall be executed by such Person, and such Person shall, in such certificate, specifically assume the obligations of such successor or purchasing Person and acknowledge its obligations to issue such stock, securities, other property or cash to Holders of the Warrants upon exercise thereof as provided above. The provisions of this Section 2(c) similarly shall apply to successive Transactions.

     (e)      Upon the occurrence of each adjustment pursuant to this Section 2 the Company, at its expense, will promptly calculate such adjustment in accordance with the terms of this Warrant Certificate and prepare and deliver to each Holder a certificate setting forth the calculation, including a statement of the adjusted Exercise Price and adjusted number of shares of Common Stock issuable upon exercise of each Warrant (as applicable), and describing the transactions giving rise to such adjustments and showing in detail the facts upon which such adjustment is based.

     Section 3.     Notice of Certain Events. In case at any time or from time to time the Company shall declare any dividend or any other distribution to the holders of its Common Stock, or shall authorize the granting to the holders of its Common Stock of rights or warrants to subscribe for or purchase any additional shares of stock of any class or any other right, or shall authorize any other action that would result in an adjustment to the Exercise Price pursuant to Section 2, or there shall be any capital reorganization or reclassification of the Common Stock or consolidation or merger of the Company with or into another Person, or any sale or other disposition of all or substantially all the assets of the Company, or there shall be a voluntary or involuntary dissolution, liquidation or winding up of the Company, then, in any one or more of such cases the Company shall mail to each Holder of the Warrants evidenced hereby at such Holder’s address as it appears on the transfer books of the Company, as promptly as practicable but in any event at least ten (10) Business Days prior to the applicable date hereinafter specified, a notice stating (a) the date on which a record is to be taken for the purpose of such dividend, distribution or other action, or if a record is not to be taken, the date as of which the holders of

Common Stock of record to be entitled to such dividend or distribution or affected by such other action, are to be determined, (b) the issue date of such dividend or distribution or (c) the date on which such reorganization, reclassification, consolidation, merger, sale, disposition, dissolution, liquidation or winding up is expected to become effective. Such notice also shall specify the date as of which it is expected that the holders of Common Stock of record shall be entitled to exchange their Common Stock for shares of stock or other securities or property or cash deliverable upon such reorganization, reclassification, consolidation, merger, sale, disposition, dissolution, liquidation or winding up.

     Section 4.     Certain Covenants. The Company will at all times prior to the Warrant Expiration Date reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Stock or its authorized and issued Common Stock held as “treasury shares”, for the purpose of enabling it to satisfy any obligation to issue Common Stock upon exercise of the Warrants, the maximum number of shares of Common Stock that may then be deliverable upon the exercise of the unexercised portion of this Warrant Certificate. The Company shall take all action required to increase the authorized number of shares of Common Stock if at any time prior to the Warrant Expiration Date there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the exercise of the unexercised portion of this Warrant Certificate.

     The Company or, if appointed, the Transfer Agent for the Common Stock and every subsequent transfer agent for any shares of the Company’s capital stock issuable upon the exercise of any of the rights of purchase aforesaid will be irrevocably authorized and directed at all times to reserve such number of authorized shares as shall be required for such purpose. At all times prior to the earlier of the Warrant Expiration Date or the exercise of this Warrant Certificate in full the Company will keep a copy of this Warrant Certificate on file with the Transfer Agent and with every subsequent transfer agent for any shares of the Company’s capital stock issuable upon the exercise of the rights of purchase represented by the Warrants.

     Before taking any action that would cause an adjustment pursuant to Section 2 hereof to reduce the Exercise Price below the then par value (if any) of the Common Stock, the Company will take any corporate action that may, in the opinion of its counsel (which may be counsel employed by the Company), be necessary in order that the Company may validly and legally issue fully paid and nonassessable Common Stock at the Exercise Price as so adjusted.

     The Company covenants that the Warrants have been duly authorized and validly issued and all Common Stock that may be issued upon exercise of this Warrant Certificate will, upon issue, be validly issued, fully paid, nonassessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof.

     Section 5.     Registered Holder. The person in whose name this Warrant Certificate is registered on the books of the Company shall be deemed the owner and “Holder” hereof and of the Warrants evidenced hereby for all purposes.

     Section 6.     Transfer of Warrants. Any transfer of the rights represented by this Warrant Certificate shall be effected by the surrender of this Warrant Certificate, along with the form of assignment attached hereto, properly completed and executed by the Holder hereof, at the principal executive office of the Company in the United States of America. Thereupon, the Company shall issue in the name or names specified by the registered Holder hereof and, in the event of a partial transfer, in the name of the registered Holder hereof, a new Warrant Certificate or Certificates evidencing the right to purchase such number of shares of Common Stock as shall be equal to the number of shares of Common Stock then purchasable hereunder.

     Section 7.     Restrictive Legend. Each certificate representing the Common Stock issued upon exercise of this Warrant Certificate shall be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED, QUALIFIED, APPROVED OR DISAPPROVED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS AND NEITHER THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER FEDERAL OR STATE REGULATORY AUTHORITY HAS PASSED ON OR ENDORSED THE MERITS OF THESE SECURITIES.

Said legend shall be removed by the Company, upon the request of the holder of such shares, at such time as the restrictions on the transfer of the applicable security under applicable securities laws shall have terminated.

     Section 8.     Denominations. The Company will, at its expense, promptly upon surrender of this Warrant Certificate at the principal executive office of the Company in the United States of America, execute and deliver to the registered Holder hereof a new Warrant Certificate or Certificates in denominations specified by such Holder for an aggregate number of Warrants equal to the number of Warrants evidenced by this Warrant Certificate.

     Section 9.     Replacement of Warrants. Upon receipt, prior to the Warrant Expiration Date, of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant Certificate and, in the case of loss, theft or destruction, upon delivery of an indemnity reasonably satisfactory to the Company (in the case of an insurance company or other institutional investor, its own unsecured indemnity agreement shall be deemed to be reasonably satisfactory), or, in the case of mutilation, upon surrender and cancellation thereof, the Company will issue a new Warrant Certificate of like tenor for a number of Warrants equal to the number of unexercised Warrants evidenced by this Warrant Certificate.

     Section 10.     Governing Law. Except as to matters governed by the General Corporation Law of the State of Delaware and decisions thereunder of the Delaware courts applicable to Delaware corporations, which shall be governed by such laws and decisions, this

Warrant Certificate shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of Illinois applicable to agreements made and to be performed entirely within such State.

     Section 11.     Rights Inure to Registered Holder. The Warrants evidenced by this Warrant Certificate will inure to the benefit of and be binding upon the registered Holder hereof and the Company and their respective successors and permitted assigns. Nothing in this Warrant Certificate shall be construed to give to any Person other than the Company and the registered Holder and their respective successors and permitted assigns any legal or equitable right, remedy or claim under this Warrant Certificate, and this Warrant Certificate shall be for the sole and exclusive benefit of the Company and such registered Holder.

     Section 12.     Notice. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be given by registered or certified first-class mail, return receipt requested, nationally recognized overnight delivery service or personal delivery,

     (a)     if to the Holder, at the Holder’s last known address appearing on the books of the Company; and

     (b)     if to the Company, at its principal executive office in the United States located at the address designated for notices in the Securities Purchase Agreement,

or such other address as shall have been furnished to the party given or making such notice, demand or other communication. All such notices and communications shall be deemed to have been duly given: when delivered by hand, if personally delivered; when delivered if delivered by a nationally recognized overnight delivery service; and five (5) Business Days after being deposited in the mail, as aforesaid, postage prepaid, if mailed.

     Section 13.     Amendments. This Warrant Certificate may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder hereof.

     Section 14.     Holder Not a Stockholder; Limitation of Liability. The Warrants do not confer upon the Holder any right to vote or to consent as a stockholder of the Company, as such, in respect of any matters whatsoever, or any other rights or liabilities as a stockholder, prior to the exercise hereof as hereinbefore provided. No provision hereof, in the absense of affirmative action by the Holder to purchase Common Stock, and to enumeration herein of the rights or privileges of the Holder shall give rise to any liability of such Holder for the Exercise Price of Common Stock acquirable by exercise hereof or as a stockholder of the Company.

     Section 15.     Definitions. For the purposes of this Warrant Certificate, the following terms shall have the meanings indicated below:

     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the City of Chicago are authorized or required by law or executive order to close.

     “Company” shall have the meaning set forth in the preamble hereof.

     “Common Stock” shall have the meaning set forth in the preamble hereof.

     “Exercise Price” shall have the meaning set forth in the preamble hereof.

     “Holder” shall mean the registered holder of this Warrant Certificate, as reflected on the books of the Company at the relevant time.

     “Issue Date” shall mean March 19, 2004.

     “Market Price” means the last reported sale price of the applicable security as reported by (i) The American Stock Exchange or the National Association of Securities Dealers, Inc. Automatic Quotations System, (ii) if the applicable security is listed or admitted for trading on another securities exchange, the last reported sales price of the applicable security on the principal exchange on which the applicable security is listed or admitted for trading (which shall be for consolidated trading if applicable to such exchange), (iii) if neither so reported or listed or admitted for trading, the last reported bid price of the applicable security by the OTC Bulletin Board, or (iv) if the applicable security is not quoted on any such market, listed on any such exchange or quoted on the OTC Bulletin Board, then the last price quoted on such day as reported on the “pink sheets” by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices). In the event that the Market Price cannot be determined as aforesaid, the Board of Directors of the Company shall determine the Market Price on the basis of such quotations as it in good faith considers appropriate, in consultation with a nationally recognized investment bank. The Market Price shall be such price averaged over a period of ten (10) consecutive Business Days ending two (2) days prior to the day as of which “Market Price” is being determined.

     “Person” means any individual, corporation, limited liability company, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agency or political subdivision thereof) or other entity of any kind.

     “Redemption and Exchange Agreement” means that certain Redemption and Exchange Agreement, dated as of March 19, 2004, by and among the Company and the Persons referred to as Participating Investors therein, as the same may be amended, modified or otherwise supplemented from time to time in accordance with its terms.

     “Securities Purchase Agreement” means that certain Securities Purchase Agreement, dated as of March 19, 2004, by and among the Company and the Persons referred to as Purchasers therein, as the same may be amended, modified or otherwise supplemented from time to time in accordance with its terms.

     “Series E Preferred Stock” shall have the meaning given such term in the Redemption and Exchange Agreement.

     “Series E Warrants” shall have the meaning given such term in the Redemption and Exchange Agreement.

     “Transaction” shall have the meaning set forth in Section 2(c) hereof.

     “Transfer Agent” shall have the meaning set forth in Section 1 hereof.

     “Warrants” shall have the meaning set forth in the preamble hereof.

     “Warrant Exercise Documentation” shall have the meaning set forth in Section 1 hereof.

     “Warrant Expiration Date” means March 19, 2009.

[SIGNATURE PAGE FOLLOWS]

           IN WITNESS WHEREOF, the Company has caused this Warrant Certificate to be duly executed as of the Issue Date.

COMPANY

ELECTRIC CITY CORP.,
a Delaware corporation

	By:	Jeffrey Mistarz

	Name:	Jeffrey Mistarz
	Title:	Chief Financial Officer and Treasurer

ATTEST:

Andrew Connor

Form of Assignment Form

[To be executed upon assignment of Warrants]

     The undersigned hereby assigns and transfers unto                                        , whose Social Security Number or Tax ID Number is                                         and whose record address is                                                  the rights represented by the attached Warrant Certificate with respect to        Warrants to which the attached Warrant Certificate relates, and irrevocably appoints                                  as agent to transfer this security on the books of the Company. Such agent may substitute another to act for such agent.

Signature:

(Signature must conform in all respects to
name of holder as specified on the face of the
Warrant Certificate)

Signature Guarantee:

Date:

(EXERCISE NOTICE TO BE EXECUTED UPON EXERCISE OF
SOME OR ALL OF THE WARRANTS)

           The undersigned, registered Holder, successor or assignee of such registered Holder of the attached Warrant Certificate, hereby:

           (a) exercises the right to purchase         shares of Common Stock which the undersigned is entitled to purchase under the terms of the attached Warrant Certificate, (b) [makes the full cash payment therefor called for by the attached Warrant Certificate] [elects a Cashless Exercise as provided therein], and (c) directs that the Common Stock issuable upon exercise of said Warrants be issued as described hereunder.

(Name)

(Address)

SIGNATURE
Dated:

           Deliver shares of Common Stock issuable upon exercise of the Warrants to the following DTC account through the DWAC system:                                           .

           Deliver certificates representing shares of Common Stock issuable upon exercise of the Warrants in the name of, and to the following person at the following address:

Name:

Address: